Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference into the Registration Statement on Form S-3 (Registration No. 333-138752) of Arlington Tankers Ltd. and into the related Prospectus of our report dated March 11, 2008, relating to the consolidated financial statements of Arlington Tankers Ltd. as of and for the years ended December 31, 2007 and 2006, and relating to the effectiveness of Arlington Tankers Ltd.’s internal control over financial reporting, which report is included in this Annual Report on Form 10-K.

/s/ MOORE STEPHENS, P.C.

MOORE STEPHENS, P.C.
Certified Public Accounts
New York, New York
March 14, 2008